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                                                                    EXHIBIT (c)1

[LOGO]                        NEWS RELEASE

For release: September 30, 1997

                                Corporate Headquarters, 255 Fiserv Drive,
                                Brookfield, WI 53045, 414-879-5000, 800-872-7882
                                For more
                                information contact: George D. Dalton, Chairman


              Fiserv, Inc. Expands Securities Processing Services
                           with Agreement to Acquire
              Clearing Business of Hanifen, Imhoff Holdings, Inc.


     Brookfield, Wisconsin, September 30, 1997--Fiserv, Inc. (NASDAQ:FISV) announced today that it has signed an agreement to acquire Hanifen, Imhoff Holdings, Inc. by merger for $97.2 million in cash and stock. Hanifen, Imhoff Clearing Corp., a provider of clearing services to brokerage firms and a subsidiary of Hanifen, Imhoff Holdings, will become a subsidiary of Fiserv.

     Management of Hanifen, Imhoff, Inc., an investment banking subsidiary, will purchase certain assets of Hanifen, Imhoff, Inc. and Hanifen, Imhoff Investments, Inc. prior to the merger and will continue to operate as an independent company headquartered in Denver.

     "We're continuing to enhance the products and services of the Fiserv Securities Processing Group. With this acquisition, Fiserv will become one of the leading providers of professional and correspondent clearing services in the industry," said George D. Dalton, Fiserv Chairman and Chief Executive Officer. "In addition, the management team and staff at Hanifen, Imhoff have an excellent track record, and will be able to help us capitalize on the opportunities within this growing area of our business."

     Hanifen, Imhoff Clearing Corp. engages in the execution of securities trades and is a leading provider of clearing services to more than 50 brokerage firms throughout the nation. The company processes over 120,000 trades per month and carries over 140,000 active customer accounts of broker dealers. Formed in 1990, the business currently employs more than 100 professionals at its Denver headquarters.

     "We're pleased to add our experience and resources to Fiserv," said George
A. Johnson, President and CEO of Hanifen, Imhoff Clearing Corp. "Fiserv will allow us to accelerate the

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accomplishment of our strategic plan by providing access to additional capital and products, while allowing us to retain our independence and flexibility in serving our clients."

     The Fiserv Securities Processing Group also includes BHC Securities, Inc. of Philadelphia, Penn., which provides a wide range of traditional processing and related services to support all aspects of a retail brokerage operation. In addition, the Securities Processing Group provides an array of complementary products and services, such as specialized processing for bank and capital markets departments, mutual fund processing for both load and no load funds, self-directed retirement plans, equity dividend reinvestment plans, investment management accounts, mutual fund wrap accounts, annuity processing, and customized Internet, telephony and programming. In total, the Fiserv Securities Processing Group will process approximately 400,000 trade executions and clearings per month, serving approximately 1.2 million customer accounts.

     Fiserv, Inc. is an independent provider of financial data processing systems and related information management services and products to the financial industry, serving over 5,000 bank, credit union, mortgage firm and savings institution clients worldwide. The company has more than 9,000 industry professionals, with over 1,200 specialists who work to meet the unique needs of financial planners and broker dealers throughout the United States. A publicly held company headquartered in Brookfield, Wis., Fiserv is traded on the NASDAQ over-the-counter market under the symbol FISV.


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